UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2016

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices)     (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 5, 2016, an International Centre for Settlement of Investment Disputes (“ICSID”) ad hoc Committee issued a decision in favor of TECO Guatemala Holdings, LLC (“TGH,” a wholly-owned subsidiary of TECO Energy, Inc.) in the annulment proceedings relating to the arbitration claim of TGH against the Republic of Guatemala (“Guatemala”) under the Dominican Republic – Central America – United States Free Trade Agreement (DR – CAFTA). In the annulment proceedings, (i) Guatemala sought to annul the award of $21.1 million, plus interest, and costs that had been awarded to TGH in its original arbitration against Guatemala, and (ii) TGH sought to partially annul the portion of the award denying certain of TGH’s damages and interest claims. In its April 5, 2016 decision, the ad hoc Committee unanimously dismissed Guatemala’s application for annulment of the award and upheld the original $21.1 million award, plus interest. In addition, the ad hoc Committee granted TGH’s application for partial annulment of the award, and ordered Guatemala to pay certain costs relating to the annulment proceedings. Because the Tribunal’s award of costs to TGH in its original arbitration was based on the Tribunal’s assessment that TGH had prevailed on liability and Guatemala had partially prevailed on damages, and the latter finding was annulled by the ad hoc Committee, the Committee also annulled the Tribunal’s award of costs to TGH. If it determines to do so, TGH may resubmit its arbitration claim against Guatemala to seek additional damages (in addition to the previously awarded $21.1 million), as well as additional interest on the $ 21.1 million, and its full costs relating to the original arbitration and the new arbitration proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2016		TECO ENERGY, INC.
(Registrant)

	By:	/s/ Charles A. Attal III
Charles A. Attal III
Senior Vice President – General Counsel and
Chief Legal Officer